BOISE CASCADE CORPORATION

                  KEY EXECUTIVE PERFORMANCE PLAN

                      FOR EXECUTIVE OFFICERS

                   (As Amended February 3, 1994)
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                     BOISE CASCADE CORPORATION
                  KEY EXECUTIVE PERFORMANCE PLAN
                      FOR EXECUTIVE OFFICERS


 1. Purpose of the Plan. The Boise Cascade Corporation Key Executive Performance Plan for Executive Officers (the "Plan") is designed to recognize the contribution of Executive Officers in optimizing the long-term value to the shareholders of Boise Cascade Corporation (the "Company") through its effective management.

 2. Definitions. For purposes of this Plan, the following terms shall have the meanings set out below:

     2.1. Annualized Dividend Rate. The Annualized Dividend Rate shall be the last regular quarterly dividend declared for common shares during the year ending immediately prior to the Award Period multiplied by 4.

     2.2. Award. A payment made under the Plan or a payment which is deferred according to the terms of a deferral option. All Awards shall be based upon a percentage of the Participant's Base Salary. All Awards made shall be defined as one of the following:

          2.2a. Corporate Financial Performance Award -- an Award determined in accordance with the Corporate Financial Performance
Award Criteria. A Corporate Financial Performance Award, if earned, shall be a minimum of 10% and a maximum of 60% of a Participant's Base Salary.

          2.2b. Discretionary Individual Performance Award -- an Award determined in accordance with the Discretionary Individual Performance Award Criteria. A Discretionary Individual Performance Award, if granted, may be up to a maximum of 20% of a Participant's Base Salary.

     2.3. Award Criteria. The specific criteria for the Corporate Financial Performance Award and for the Discretionary Individual
Performance Award shall be:

          2.3a.  Corporate Financial Performance Award Criteria -
- - A mathematical formula which expresses the relationship between the Company's Return on Equity and the percentage Award to be paid.

          At the beginning of the Award Period commencing
January 1, 1986, the Board shall establish the Return on Equity objective to be achieved by the Company in order for Participants to earn the maximum Corporate Financial Performance Award. This Return on Equity objective will continue for subsequent Award Periods unless it is modified by the Committee. At the beginning of an Award Period, the Return on Equity required to be achieved by the Company in order for Participants to earn a minimum Corporate Financial Performance Award shall be equivalent to the annualized dividends paid to the Company's common and preferred shareholders.

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          Return on Equity for an Award Period shall then be
expressed in terms of Net Income. Once expressed, Net Income shall control determination of the Corporate Financial Performance Award for that Award Period.

          The Award Criteria shall be published at the beginning of the Award Period. Once the Award Criteria have been published, should the company be required under generally accepted accounting principles to report on a different basis, the Award Criteria shall be restated.

          The Corporate Financial Performance Award to be earned if the Net Income achieved by the Company is between the Net Income objective established for a maximum Corporate Financial Performance Award and the Net Income required for a minimum Corporate Financial Performance Award shall be calculated on a linear basis and set out on a schedule or chart to be published at the beginning of each Award Period.

          2.3b.  Discretionary Individual Award Criteria --
Discretionary Individual Performance Awards, if granted, will be based upon a Participant's outstanding performance. Discretionary Individual Performance Awards will be subject to approval by the Board.

          2.3c. Notwithstanding the foregoing, for purposes of the Award Periods commencing on January 1, 1994, the Minimum Award payable under this Plan for such Award Period shall be based upon the weighted average percentage payout for Key Executives (or the equivalent) under all Division Incentive Plans sponsored by the Company (the "Weighted Average Payout"). Subject to approval by the Committee, the calculation of the Weighted Average Payout shall be based upon the capital of each separate division of the Company covered by a Division Incentive Plan. The Minimum Award to participants in this Plan shall be a multiple of the Weighted Average Payout, up to a maximum payout limitation as follows:

                                                        Maximum
          Executive Officer Level            Factor     Payout

           Vice President                      2.00       30%
           Senior Vice President or            2.25       37%
              Executive Vice President
           CEO or COO                          2.50       44%

     2.4. Award Period. A period of one year, commencing on January 1 and ending on December 31.

     2.5. Base Salary. A Participant's Base Salary shall be the annual pay rate at the end of the Award Period without taking into account (i) any deferrals of income; (ii) any incentive compensation; or (iii) any other benefits paid or provided under any of the Company's other employee benefit plans.

     2.6. Change in Control. A Change in Control of a nature that would be required to be reported in response to Item 6(e) of
Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended ("Exchange Act"), or any successor provisions, whether or not the Company is then subject to such reporting requirement; provided that, without limitation, such a Change in Control shall be deemed to have occurred if (A) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than the Company or an employee benefit plan maintained by the Company, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities; or (B) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board, including for this purpose any new director whose election or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period, cease for any reason to constitute a majority thereof.

     2.7. Committee. The Committee shall mean the Human Resources Committee of the Board.

     2.8. Deferred Compensation and Benefits Trust. An irrevocable trust or trusts established or to be established by the Company with an independent trustee for the benefit of persons entitled to receive payments or benefits hereunder, the assets of which nevertheless will be subject to claims of the Company's creditors in the event of bankruptcy or insolvency and with respect to which the Company shall have received a ruling from the Internal Revenue Service that the trust is a "grantor trust" for federal in-come tax purposes.
     The Deferred Compensation and Benefits Trust contains the following additional provisions:

     (a) If a Change in Control of the Company does not occur within one year after the Potential Change in Control, the Company may reclaim the assets transferred to the trustee or trustees subject to the requirement that it be again funded upon the occurrence of another Potential Change in Control.

     (b) Upon a Change in Control, the assets of the Deferred Compensation and Benefits Trust shall be used to pay benefits under this Plan, except to the extent such benefits are paid by the Company, and the Company and any successor shall continue to be liable for the ultimate payment of those benefits.

     (c) The Deferred Compensation and Benefits Trust will be terminated upon the exhaustion of the trust assets or upon payment of all the Company's obligations.

     (d) The Deferred Compensation and Benefits Trust shall contain other appropriate terms and conditions consistent with the purposes sought to be accomplished by it. Prior to a Change in Control, the Deferred Compensation and Benefits Trust may be amended from time to time by the Company, but no such amendment may substantially alter any of the provisions set out in the preceding paragraphs.

     2.9. Earnings Per Share. The Company's Earnings Per Share shall be net income, after tax, and excluding preferred dividends, divided by average shares outstanding as reported in the Company's published financial statements adjusted for major nonrecurring and nonoperating expense and income items as set out below. Earnings Per Share shall be on a fully diluted basis if required to be reported on this basis under generally accepted accounting principles; otherwise, Earnings Per Share shall be primary Earnings Per Share.

     Earnings Per Share as reported shall be adjusted for those major nonrecurring and nonoperating expense or income items (as determined by the Chairman of the Board and Chief Executive Officer) which, considered alone, would increase or decrease Earnings Per Share as reported by more than $.10 per share, and which, considered in the aggregate on a net basis, would increase or decrease Earnings Per Share as reported by more than $.25 per share; and in that event, Earnings Per Share as reported shall be adjusted for any increase or reduction over $.25 per share.

     2.10. Executive Officers. The Executive Officers of the Company are the Chairman of the Board and Chief Executive Officer, the President and Chief Operating Officer and any Executive Vice President, Senior Vice President, Vice President or the Secretary, Treasurer or Controller of the Company.

     2.11 Net Income. The Company's Net Income shall be income after taxes as reported in the Company's published financial statements. Net Income may be adjusted for major nonrecurring and nonoperating income or expense items, as determined by the Committee, based on the facts and circumstances involved.

     2.12. Participant. A person who is an Executive Officer of the Company at the beginning of the Award Period or who is elected an Executive Officer by the Company's Board of Directors (the
"Board") during the Award Period.

     2.13. Potential Change in Control. A Potential Change in Control of the Company shall be deemed to have occurred if (A) the Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control of the Company,
(B) any person (including the Company) publicly announces an intention to take or to consider taking actions which if consummated would constitute a Change in Control of the Company;
(C) any person becomes the beneficial owner, directly or indirectly, of securities of the Company representing 9.5% or more of the combined voting power of the Company's then outstanding securities; or (D) the Board of Directors adopts a resolution to the effect that a Potential Change in Control of the Company for purposes of this Agreement has occurred.

     2.14. Return on Equity. The Company's Return on Equity shall be net income, after tax, and before extraordinary items, divided by average shareholders' equity, expressed as a percentage as reported in the Company's published financial statements for the year ended immediately prior to the Award Period.

 3. Determination of Awards. As soon as practical after the conclusion of the Award Period, the Corporate Financial Per-formance Awards and the Discretionary Individual Performance
Awards, if any, shall be determined as follows:

     3.1.  Corporate Financial Performance Awards.  The Company's
Earnings Per Share for the Award Period shall be applied against the Corporate Financial Performance Award Criteria and the amount of the Award determined.

     3.2. Discretionary Individual Performance Awards. The Chairman of the Board and Chief Executive Officer shall review the performance of each Participant in relation to the Discretionary Individual Performance Award Criteria and will recommend any Discretionary Individual Performance Awards he believes appropriate. Upon approval by the Board, a recommended Award will become a Discretionary Individual Performance Award. Any Discretionary Individual Performance Award granted will be separate from any Corporate Financial Performance Award.

 4. Payment of Awards. Payment of Awards, less usual withholding taxes, shall be made as soon as practical upon their determination, except for payment of Awards deferred in accordance with any deferred option which may have been selected by the Participant.

 5. Administration and Interpretation of the Plan. Except for the power reserved by the Board hereunder, the Committee shall administer and interpret the Plan. Any interpretation by the Committee shall be final and binding on the Participants. The Committee may adopt such rules and regulations relating to the Plan as it may deem necessary for the administration of the Plan. The Committee may delegate administrative responsibilities to advisors or other persons who are not members of the Committee and may rely upon information or opinions of legal counsel or experts selected to render advice with respect to the Plan.

 6. Participation in the Plan. Executive Officers of the Company may become Participants in accordance with the terms of the Plan at any time during the Award Period. If an Executive Officer becomes a Participant at any time other than the commencement of the Award Period, the amount of his or her Corporate Financial Performance Award under the Corporate Financial Performance Award Criteria of the Plan shall be prorated on the basis of the number of days during the Award Period that he or she is an Executive Officer compared to the total number of calendar days in the Award Period. Any Discretionary Individual Performance Award made under the Discretionary Individual Performance Award Criteria shall be made without regard to any proration.

     At such time as an Executive Officer becomes a Participant in this Plan, he or she shall be included in all subsequent Key Executive Performance Plans for Executive Officers until he or she ceases to be an Executive Officer of the Company, employment with the Company terminates or he or she retires, resigns, becomes permanently disabled, dies or is excluded from participation by the Board.

     If a person becomes a Participant under this Plan and is also a Participant under the Key Executive Performance Plan (for other key executives) for the same Award Period, such Participant will also be entitled to a pro rata Award under the Key Executive Performance Plan (for other key executives) at the end of the Award Period.

     No Participant in this Plan is eligible for participation in any other group or division cash-incentive, commission or bonus program that bases payment upon the Company's performance during an Award Period.

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 7.  Treatment of Awards Upon Retirement, Disability, Death,
Reassignment or Termination. A Participant who retires (including early retirement as defined under the Company's qualified pension plan for salaried employees and retirement under the Company's Supplemental Early Retirement Plan for Executive Officers), becomes totally disabled or dies will cease to be a Participant in the Plan as of the day of the occurrence. In this event, the Participant (or his or her designated beneficiary or estate in the case of death) shall receive a pro rata Corporate Financial Performance Award under the Plan, which shall be based on the number of days during the Award Period the person was a Participant in the Plan compared to the total number of days in the Award Period. The prorated Corporate Financial Performance Award shall be paid to the Participant (or his or her designated beneficiary or estate in the case of death) as soon as practical after the conclusion of the Award Period. Participants terminating due to retirement, total disability or death are eligible to be considered for a Discretionary Individual Performance Award.

     If a Participant is excluded from participation by the Board during the Award Period, the Participant shall cease participation and shall receive a prorated Corporate Financial Performance Award for the Award Period. The calculation and payment of such prorated award will be made in the same manner as that of a Participant who has retired, become permanently disabled or died. Participants excluded from participation by the Board during the Award Period are not eligible to be considered for a Discretionary Individual Performance Award.

     Participants who resign from the Company or who are terminated by the Company during the Award Period, with or without cause, shall forfeit all rights to any Corporate Performance Financial Award or Discretionary Individual Performance Award for the Award Period and shall not be entitled to any prorated Corporate Financial Performance Award unless approved by the Board.

 8. Deferral of Awards. A Participant may elect to defer all or any portion of any Corporate Financial Performance Award made under the Plan to a future date, but not beyond the date of the Participant's normal retirement. The Participant must make an election to defer on forms provided by the Company prior to September 30 of the Plan year. Notwithstanding this election, if the Participant's Corporate Financial Performance Award is calculated to be $2,000 or less, the Corporate Financial Performance Award shall be paid as though the election to defer had not been made.

     A deferred Corporate Financial Performance Award shall be credited to an account (Deferred Bonus Account) maintained for the Participant by the Company. On an annual basis, this account shall be credited with interest at a rate determined by the Company, but which shall not be less than the prime rate offered by the Bank of America NT&SA on January 1, for the succeeding year. If, for any reason, the Bank of America's prime rate shall be unavailable to establish the interest rate under this Plan, the Company shall select the prime rate of a financial institution of similar stature to establish the interest rate under this Plan.

     If payment is made from a Participant's Deferred Bonus Account at any time during a calendar year, interest at the rate then in effect shall be credited to his or her account on the portion so paid through the end of the month preceding the month of payment.

     A further description of the features and consequences of deferral of a Corporate Financial Performance Award made under the Plan is set out in Exhibit "A" to this Plan and incorporated herein by this reference.

 9. Deferred Compensation and Benefits Trust. The Company is establishing a Deferred Compensation and Benefits Trust ("Trust"), and the Company will comply with the terms of the Trust. Upon the occurrence of any Potential Change in Control of the Company, the Company shall transfer to the Trust an amount of cash, marketable securities, or other property acceptable to the trustee(s) equal in value to 105 percent of the amount necessary, on an actuarial basis and calculated in accordance with the terms of the Trust, to pay the Company's obligations under this Agreement (the "Funding Amount"). The cash, marketable securities, and other property so transferred shall be held, managed, and disbursed by the trustee(s) subject to and in accordance with the terms of the Trust. In addition, from time to time the Company shall make any and all additional transfers of cash, marketable securities, or other property acceptable to the trustee(s) as may be necessary in order to maintain the Funding Amount with respect to this Plan.

10.  Miscellaneous.

     10.1. Assignability. A Participant's right and interest under the Plan may not be assigned or transferred, except in the event of the Participant's death, to his or her designated beneficiary, or in the absence of a designation, by will or to the Participant's legal representatives.

     10.2. Employment Not Guaranteed. Neither this Plan nor any action taken hereunder shall be construed as giving a Participant a right to remain as an Executive Officer or an employee of the Company for any period.

     10.3.  Taxes.  The Company shall deduct from all Corporate
Financial Performance Awards or Discretionary Individual
Performance Awards all applicable federal and state taxes required by law to be withheld from such Corporate Financial Performance
Awards or Discretionary Individual Performance Awards.

     10.4. Construction. The Plan shall be construed according to the laws of the state of Idaho.

     10.5. Form of Communication. Any election, application, claim, notice or other communication required or permitted to be made by a Participant to the Committee or Company shall be made in writing and in such form as the Company shall prescribe. Such communication shall be effective upon mailing, if sent by first-class mail, postage prepaid and addressed to Manager of Executive Compensation, Boise Cascade Corporation, One Jefferson Square, Boise, Idaho 83728.

11. Amendment and Termination. The Board may at any time amend or terminate the Plan, provided that the Board may not modify or terminate the Plan so as to adversely affect any benefits earned or accrued by the Participants prior to the date of the modification or termination.

12. Claims Procedure. Claims for benefits under the Plan shall be filed in writing with the Committee. Written notice of the disposition of a claim shall be furnished the claimant within ninety days after the application is filed. In the event the claim is denied, the specific reasons for such denial shall be set forth in writing, pertinent provisions of the Plan shall be cited and, where appropriate, an explanation as to how the claimant may perfect the claim or submit such claim for review will be provided.

13. Claims Review Procedure. Any Participant, former Participant or Beneficiary of either, who has been denied a benefit claim shall be entitled, upon written request to the Committee, to a review of his denied claim. Such request, together with a written statement of the claimant's position, shall be filed with the Committee no later than sixty days after receipt of the written notification provided for in Section 12. The Committee shall make its decision within sixty days after receipt of the claimant's request for review.

14.  Effective Date.  The Plan shall become effective on January 1,
1986.

                                                           Exhibit A

             CORPORATE FINANCIAL PERFORMANCE AWARD DEFERRAL OPTION
                            FOR EXECUTIVE OFFICERS

                                    GENERAL


 1. The Key Executive Performance Program of Boise Cascade Corporation (the "Company") includes a deferral option. A participant who is eligible to receive a Corporate Financial Performance Award under the Key Executive Performance Plan, which would be payable, if earned, in a subsequent year, may elect to defer receipt of all or part of such Corporate Financial Performance Award provided the election is made prior to September 30 of the Plan year. If no election to defer is received from a Participant, having been signed on or before September 30 of the Plan year, the Participant will be deemed to have made an election not to defer receipt of his or her award, if any.

                             ELECTIONS TO BE MADE

 2. Eligible employees may elect (if done so on or before September 30 of the Plan year) to receive their Corporate Financial Performance Award (if any) in:

          a.   Immediate Cash

               Any deferred award of $2,000 or less will be paid in cash regardless of any other elections by the employee; or

          b.   Deferred Cash

               (1)  Deferred awards will be credited to the
                    executive's Deferred Bonus Account, an account established for Key Executive Performance Program deferral purposes for the Plan year. Annually thereafter, the employee's Deferred Bonus Account will be credited with interest at a rate determined by the Company which will not be less than the prime rate offered by the Bank of America NT&SA on January 1.

               (2) If any payment is made from an employee's Deferred Bonus Account during a year, interest will be credited to the account on the portion so paid up to the end of the month preceding the month in which payment occurs.

               (3) An employee's Deferred Bonus Account for a given plan year will be paid to him or her in a lump sum on one of the following dates:

                    A.   The date selected by the employee, or

                    B. January 1 of the year following the employee's normal or early retirement if no earlier date has been selected previously by the employee.

                    In lieu of lump-sum payment, an employee may elect to receive payment in consecutive equal annual installments over a period not exceeding ten years commencing with the date the employee may select.

               (4) Any amounts deferred shall not be considered as compensation for pension purposes or for purposes of the Company's Savings and Supplemental Retirement Plan. However, any resulting reduction in a participant's pension benefit will be provided from the Company's unfunded supplemental retirement plan.

                         ELECTION TO DEFER IRREVOCABLE

 3. Except as otherwise provided herein, election to defer payment of an award is irrevocable.

                           TERMINATION OF EMPLOYMENT

 4. If an employee terminates for any reason other than retirement or death, the Company will pay to such terminated employee his or her Deferred Bonus Account in full in the month following the month of termination. The amount of such Deferred Bonus Account will be determined in accordance with paragraph 2.b(2).

                DEATH OF EMPLOYEE:  DESIGNATION OF BENEFICIARY

 5. If an employee terminates because of death, or if an employee dies after his or her normal or early retirement and there is an unpaid balance in his or her Deferred Bonus Account, the employee's Deferred Bonus Account or unpaid balance thereof will be paid by the Company to the employee's designated beneficiary or beneficiaries in the month following the month in which the employee's death occurs. The amount of such Deferred Bonus Account or unpaid balance thereof will be determined in accordance with paragraph 2.b(2).

 6. An employee must designate the beneficiary or beneficiaries who are to receive his or her Deferred Bonus Account in the event of the employee's death. The beneficiary designation shall be made on the Beneficiary Designation form and may be changed at any time upon written notice to the Company. If an employee has not designated a beneficiary or beneficiaries or if all the designated beneficiaries are deceased, the Deferred Bonus Account will be paid to the employee's estate.

                        FINANCIAL HARDSHIP OF EMPLOYEE

 7. If, either before or after normal or early retirement, the con-tinued deferral of a bonus award creates an extreme financial hardship on an employee, the Company may, at its sole and absolute discretion, pay all or any part of his or her Deferred Bonus
Account to him or her in such manner as the Company deems appropriate. The amount of such Deferred Bonus Account balance will be determined in accordance with paragraph 2.b(2). Extreme financial hardship for this purpose shall be limited to the inability of the employee to provide the basic necessities of life for himself or herself and his or her dependents.

                             AMENDMENT OF ELECTION

 8. A participant who has previously submitted an election regarding payment of a Deferred Bonus Account and who subsequently wishes to change that election may submit a written application to Boise Cascade. Requests must specify, subject to the limits of the Plan, (1) either a lump-sum payment or annual installments or (2) a date at least two years later than the date originally elected for such payments to commence and terminate. Such requests must be made prior to January 1 of the year in which he or she previously elected to have the payments commence and at least 30 days prior to the date he or she previously elected to have the payments commence. Boise Cascade, in its sole and absolute discretion, may accept or reject such application. In no event will the Company approve any other request to accelerate payment other than pursuant to Section 7.

     Notwithstanding any provision in this Plan to the contrary, a Participant or Beneficiary may request a distribution of the value of the Participant's accumulated account balance under the Plan in a single lump-sum payment at any time during the calendar year. This request must be made in writing to the Company. The lump-sum payment shall be made within 30 days of the date on which the Company received the request for the distribution and shall be equal to the Participant's accumulated account balance under the Plan reduced by an amount equal to 10% of the Participant's accumulated account balance. This lump-sum payment shall be subject to withholding of federal, state, and other taxes to the extent applicable. If a request is made under this provision, the Participant shall not be eligible to participate in any nonqualified deferred compensation plan maintained by the Company, including this Plan, for a period of 12 months after such request is made. Further, in such event, any deferred compensation agreement under any nonqualified deferred compensation plan of the Company shall not be effective with respect to Compensation payable to the Participant during such period.

                    AWARD MAY NOT BE REVOKED BY THE COMPANY

 9. Once an award is made to an employee, it cannot be revoked or modified by the Company and will be paid in accordance with the election made and in accordance with the other terms of this bonus deferral option.

                    DEFERRED BONUS ACCOUNT NOT TRANSFERABLE

10. The Deferred Bonus Account of an employee or any part thereof shall not be assignable or transferable by an employee, either before or after normal or early retirement, other than to a properly designated beneficiary or beneficiaries or by will or the laws of descent and distribution. During the lifetime of an employee, payments of a Deferred Bonus Account will be made only to the employee.

                               EARLY RETIREMENT

11. An employee who takes early retirement at the request of the Company may, on that account, change any outstanding deferral election at any time between the date on which he or she is so requested to take retirement and the effective date of such early retirement.

                         TAX IMPLICATIONS OF DEFERRAL

12. The Company believes, but does not represent or guarantee, that a deferral election made in accordance with the terms of the Plan, including this Exhibit A, is effective to defer the receipt of taxable income.

13. Each employee should consider his or her own financial situation and tax implications prior to electing to defer the award. It may be advantageous to defer the award, insofar as tax considerations are concerned, since an employee's overall tax rate could be expected to be less after retirement as a result of diminished income at that time. In some cases, however, employees expecting to be in a higher income tax bracket following retirement because of other income could be penalized for electing to defer the award.

14. Employees should consult an attorney or an accountant familiar with the federal income and estate tax laws, as well as their local state laws, regarding the tax implications of a deferred award in their individual cases.

15. This deferral option applies only to Participants in those countries where tax statutes recognize voluntary compensation deferral programs that are consistent with the terms contained in this exhibit.

                          Addendum A

                   BOISE CASCADE CORPORATION
                KEY EXECUTIVE PERFORMANCE PLAN
          ITEMS RELATING TO SENIOR EXECUTIVE OFFICERS


1. Notwithstanding the provisions of Section 2.2a, a Corporate Financial Performance Award, if earned, shall be a minimum of 10% and a maximum of 75% of a Participant's Base Salary if the Participant is an Executive Vice President or a Senior Vice President and a minimum of 10% and a maximum of 90% of a Participant's
   Base Salary if the Participant is the Chairman and Chief
   Executive Officer or the President and Chief Operating
   Officer.

2. Notwithstanding the provisions of Sections 2.3b, 3.2, and
   6, Senior Executive Officers shall not be eligible for consideration for Discretionary Individual Performance
   Awards.

3. Notwithstanding the provisions of Sections 2.10 and 2.11, a Senior Executive Officer is any Executive Vice President, any Senior Vice President, the Chairman and Chief Executive Officer, and the President and Chief Operating Officer of the Company or anyone who is elected a Senior Executive Officer by the Board during the Award Period.

4. Notwithstanding the provisions of Section 6, anyone who is elected a Senior Executive Officer during the Award
   Period shall be deemed to be a Senior Executive Officer during the entire Award Period.

                  1994 PERFORMANCE CRITERIA

For 1994, the Plan provides for payment of a Corporate Performance Award when company Net Income equals $77 million. The maximum award payout would occur when Net Income equals or exceeds $329 million (or 20.2% return on equity). The executive officer awards as a percent of base salary would be as illustrated by the following table. Net earnings levels between the amounts indicated would result in proportional reward amounts:

                            NET INCOME ($000,000)
                          $ 77       $178      $329
CEO/COO                     14%        44%       90%
EVP/SVP                     12         37        75
Vice President              10         30        60